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                                                                    EXHIBIT 99.2



          FOR IMMEDIATE RELEASE            Contact:
          July 22, 1998                    Kristen Melby +1.512.339.2922

              AS TOBLER RESIGNS, DTM(TM) BOARD OF DIRECTORS ELECTS
                       NEW CHAIRMAN, ADDS ONE NEW MEMBER


Austin, Texas July 22, 1998: DTM Corporation (NASDAQ: DTMC) today announced the resignation of D. Lee Tobler as Chairman of the Board and Director of DTM. Mr. Tobler served as the company's chairman since 1996 and as a Director since 1993. Having reached mandatory retirement age under BFGoodrich personnel policies, Mr. Tobler has resigned from The BFGoodrich Company, the company's majority shareholder, where he has had a distinguished carrier as Executive Vice President and Chief Financial Officer since 1985.

Les C. Vinney has been elected by the DTM Board of Directors to serve as Chairman of the Board of Directors. Mr. Vinney, 49, was elected to the board on May 13, 1998 at the DTM annual shareholders meeting. Mr. Vinney has held senior financial and operating positions with BFGoodrich since 1991. He now serves as Senior Vice President and Chief Financial Officer of The BFGoodrich Company.
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Robert D. Koney, Jr. has been elected to serve on the DTM Board of Directors.
Mr. Koney, 41, was elected to fill the vacancy created by Mr. Tobler's resignation. Mr. Koney's prior experience includes several senior accounting and business controllership positions with BFGoodrich since 1986. He now serves as the Vice President and Controller for The BFGoodrich Company.

DTM Corporation develops, manufactures, and markets the Sinterstation(R) family of rapid prototyping products for application in the growing rapid manufacturing marketplace. The company's products are sold, serviced, and supported directly through DTM in North America, England and Germany, and through agents and distributors worldwide.

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                         FOR MORE INFORMATION, CONTACT:

                         NORTH AMERICA: DTM CORPORATION
             1611 Headway Circle, Building 2, Austin, TX, USA 78754
                   Phone +1.512.339.2922; Fax +1.512.832.6753
                                EUROPE: DTM GMBH
                   Otto-Hahn-Strasse 6, 40721, Hilden Germany
                    Phone +49.2103.95770; Fax +49.2103.52265
                         ASIA PACIFIC: DTM CORPORATION
         9 Temasek Boulevard, 31-02 Suntec Tower Two, Singapore, 038989
                      Phone +65.434.5770; Fax +65.434.5771
                    WORLD WIDE WEB: http://www.dtm-corp.com


           Copyright 1998, DTM/(TM)/ Corporation, all rights reserved.
               Sinterstation/(R)/ is a registered trademark of DTM.